Separation Agreement and General Release

November 16, 2012

Richard Lappenbusch

1463 E. Republican Street, # 184

Seattle, WA 98112

Email: richlappenbusch@gmail.com

Dear Richard:

This Separation Agreement and General Release (this "Agreement"), upon your signature, will constitute the entire agreement by and between you and Net Element International, Inc., a Delaware corporation and successor by merger to Net Element, Inc. (the "Company"), on the terms of your separation from employment with the Company. For all purposes in this Agreement, the Company shall also include its affiliates, subsidiaries, parents, and their respective present and former shareholders, officers, directors, members, employees, representatives and agents.

1.           Termination of Employment. You acknowledge that you were an employee of the Company, that your position with the Company has been eliminated and that your employment terminated effective November 16, 2012 (the "Termination Date").

2.           Severance.

(a)     In consideration of your acceptance of this Agreement, and in full satisfaction of all salary, bonuses, severance, wages (including overtime), equity or other incentives, awards, benefits (including, without limitation, health, dental, vision, retirement, paid time off/vacation, reimbursement of expenses and other benefits of any kind) and other compensation of any kind owed to you through and including the last date of your employment, whether under that certain letter agreement between you and Net Element, Inc., dated June 6, 2012 with the reference "Employment Agreement" (and hereinafter, your "Employment Agreement") or otherwise, the Company will (i) provide you after the Termination Date with a total gross severance payment of Ninety-Nine Thousand Two Hundred and Eighty-Four Dollars and Twenty Cents ($99,284.20), less customary payroll deductions, in one lump sum (the "Severance"), and (ii) perform the undertakings set forth in paragraph 2(d) below (the "Legend Removal Procedures"); provided, however, that the Severance shall be paid to you, and the Legend Removal Procedures will only be implemented, after (i) you sign this Agreement, (ii) the expiration of the seven (7) day revocation period set forth in paragraph 12 below without you having revoked this Agreement and (iii) you not having violated the terms and conditions of this Agreement. You acknowledge that the Severance and the Legend Removal Procedures represent more than you would otherwise be entitled to receive under your Employment Agreement and/or any other contract, agreement or other arrangement that may be in place between you and the Company, or under applicable law or under any Company policy or otherwise. You acknowledge and agree that the Severance and the Legend Removal Procedures constitute good and sufficient consideration for this Agreement.

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(b)     The Company will issue a W-2 form at the appropriate time for payment. You will receive a separate written notice, known as COBRA notice, regarding your ability to continue at your expense, your health and dental coverage under the Company's group plans.

(c)     You represent and covenant that you will not make any claim for any additional wages (including overtime), equity or other incentives, awards, salary, bonuses, severance, benefits (including, without limitation, health, dental, paid time off/vacation, reimbursement of expenses and other benefits of any kind) and/or compensation to which you were or may have been entitled by virtue of your employment with the Company or termination thereof (whether under your Employment Agreement and/or any other contract, agreement or other arrangement that may be in place between you and the Company, or under applicable law or under the Company policy or otherwise) except for the Severance and performance of the Legend Removal Procedures as and only to the extent actually owed to you and required to be performed, respectively, under this Agreement. You will not receive or be entitled to the Severance and the Legend Removal Procedures will not be performed if you (i) do not sign this Agreement, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement.

(d)     After, and subject to, you having (i) signed this Agreement, (ii) not revoked this Agreement after signing it, and (iii) not violated any of the terms and conditions set forth in this Agreement the Company will undertake the following Legend Removal Procedures:

As soon a commercially practicable following your delivery (i) to the Company of an executed and notarized affidavit in form and substance reasonably satisfactory to the Company and copies of the documents described in clause (ii) below, and (ii) to the Company’s stock transfer agent original stock certificate(s) evidencing your Eighty-Four Thousand One Hundred and Thirteen (84,113) shares of common stock in the Company together with executed and medallion guaranteed stock power(s) and such other instructions, information and documentation as may be customarily required, the Company will take such actions as may be necessary for its stock transfer agent to re-issue such shares of common stock, free of any restrictive securities legends, in your name and delivered to your account with RBC Wealth Management.

3.           General Release. In exchange for the consideration set forth in paragraph 2 above, you agree unconditionally to waive, release, forever discharge, covenant not to sue with respect to, and to hold each of the Company, and its affiliates, subsidiaries, parents, present and former shareholders, partners, members, managers, officers, directors, employees, representatives and agents (each, a “Released Party” and, collectively, the “Released Parties”) harmless against, the assertion of each and every action, claim, right, or demand of any kind or nature, known or unknown, in law or equity, contract or tort and however originating or existing which you have or may have against any of the Released Parties up until the date of this execution of this Agreement with respect to your employment or the termination of your employment (including, without limitation, under your Employment Agreement and/or any other contract, agreement or other arrangement that may be in place between you and the Company, or under applicable law or under the Company policy or otherwise). This includes, without limitation, any and all claims, rights, actions, liabilities or demands of whatsoever nature which might be raised pursuant to any constitution, law, regulation, ordinance, statute, or common law theory or other authority, whether in tort, contract, equity or otherwise, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, the Americans with Disabilities Act of 1990, Fair Labor Standards Act, the Florida Civil Rights Act, the Florida Whistle-Blower's Act, Fla. Stat. Section 440.205, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, Executive Order 11246; the Occupational Safety and Health Act, the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the United States Constitution, the Florida Constitution, any state or federal anti-discrimination, consumer protection and/or trade practices act, and any local laws, including any local ordinances, together with any expenses, costs and attorney's fees which might be raised pursuant to the above stated laws. You expressly intend this release to reach to the maximum extent provided by law.

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4.          Legal Proceedings. You represent and warrant that you have not filed any legal proceeding, whether in court or with an administrative agency, and you have not made any assignment to anyone of any claims against any of the Released Parties. This Agreement is intended to be a full and complete release of all claims against each Released Party. If you nevertheless initiate a lawsuit or other action or proceeding against any of the Released Parties in violation of this Agreement and receive monies therefrom, the Company shall be entitled, without limiting any other rights or remedies available hereunder or otherwise, to a set off in the amounts you have received or are entitled to receive under this Agreement.

5.          Prospective Employers. The parties agree that any party who contacts the Company for employment verification will be advised as follows: “Richard Lappenbusch was employed from February 2011 to June 2012 as President and Chief Operating Officer and from June 2012 to November 2012 as Executive Vice President and Chief Strategy Officer. His base salary fluctuated between $300,000 and $120,000 and his compensation included bonuses and stock grants and options that are available publically at the EDGAR site. All other information related to his employment at Net Element and Net Element International is confidential.” You agree that you will advise prospective employers to contact Alberto Hernandez for any reference.

6.          Non-Admission. The parties further acknowledge that nothing in this Agreement constitutes an admission by the parties of any improper or unlawful act(s) or of any (a) violation of any statute, regulation, or other provision of statutory, regulatory, or common law, (b) breach of contract, or (c) commission of any tort. The parties forever waive all rights to assert that this Agreement was the result of a mistake in law or in facts.

7.          Non-Disparagement. From the time of the execution of this Agreement, both parties agree to refrain from making any negative or disparaging comments about each other to anyone; provided, however, that the preceding covenant shall not be interpreted to prevent either party from making any truthful statement to his/its attorneys, financial or other advisors, or to any court or arbitrator of competent jurisdiction, in the context enforcing his/its respective rights under or defending any action with respect to this Agreement. In addition, from the time of your execution of this Agreement, neither you, nor anyone else acting on your behalf, shall disclose, either directly or indirectly, any information whatsoever regarding any of the terms of, or the existence of this Agreement or the fact that the Company is paying any Severance to you or the amount of said payment or undertaking any Legend Removal Procedures, except as and only to the extent any such information has been filed by the Company as part of its public reports or as otherwise required by law. This confidentiality provision shall not apply to any disclosure of this agreement by you to your attorneys, accountant, or other tax adviser, or any financial planner you have employed, but you shall inform each of them of the confidentiality of this Agreement, and they shall be similarly bound.

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8.          Confidential and Proprietary Information. By signing this Agreement, you acknowledge and agree that you have had access in your employment with the Company to confidential and proprietary information (“Confidential Information”), and further acknowledge and agree that the release or disclosure of any Confidential Information will cause the Company or any other Released Party irreparable injury. By signing this Agreement, you acknowledge that you have not directly or indirectly used or disclosed, and agree that you will not at any time directly or indirectly use or disclose, to any other entity or person, directly or indirectly, any Confidential Information of the Company or any other Released Party.

(a)      For purposes of this Agreement, the term "Confidential Information" shall include, but not be limited to, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for, the Company or its affiliates), applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, new developments and methods, improvements, techniques, trade secrets, devices, products, methods, know-how, processes, financial data, executive information, regulatory matters, personnel matters, accounting and business methods, customer lists and information pertaining to customer or client lists, contact lists, and information about the personal or business affairs of the Company or any other Released Party. However, you may disclose Confidential Information only to the extent you are required to disclose such Confidential Information by law.

(b)      For purposes of this Agreement, the term “Confidential Information” does not include information that you can demonstrate is in or enters the public domain through no act or omission your part or anyone acting on your behalf.

9.          Return of Property. As of the Termination Date, you shall return all property, documents and materials that were in your possession or control relating to the business of, or the services provided by, the Company or its affiliates; provided, however, that the Company acknowledges and agrees that you will retain your iPad and laptop used in connection with your employment with the Company (the "Excluded IT Equipment"). By signing this Agreement, you acknowledge and agree that all property, documents and materials relating to the business of, or the services provided by, the Company or its affiliates (other than the Excluded IT Equipment) are the sole property of the Company or its affiliates. By signing this Agreement, you further agree and represent that, except for the Excluded IT Equipment, you have returned and/or shall return to the Company or destroy by the last day of the revocation period specified in paragraph 12 all of its property, documents and materials, including but not limited to, (i) all customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of or the duties and services you performed, and (ii) any and all computers, printers, scanners, laptops, notebooks, smart phones, portable devices, electronics, equipment, office equipment, furniture and supplies, all media, whether on electronic or other form, and all copies thereof.

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10.          Remedies. Both parties agree that any breach by you of any of the provisions of paragraphs 7, 8 or 9 of this Agreement, or any breach by the Company of the first sentence of paragraph 7 above, will cause irreparable harm to the non-breaching party that could not be made whole by monetary damages and that, in the event of such a breach, the breaching party will waive the defense in any action for specific performance that a remedy at law would be adequate, and you or the Company or its affiliates, as the case may be, will be entitled to specifically enforce the terms and provisions of paragraphs 7, 8 or 9 of this Agreement without the necessity of proving actual damages or posting any bond or providing prior notice, in addition to any other remedy to which you, the Company or its affiliates may be entitled at law or in equity. In addition, and without limiting any other rights or remedies available to the Company hereunder or otherwise, in the event of any breach by you of any of the provisions of paragraphs 7, 8 or 9 of this Agreement, you shall repay the Severance set forth in paragraph 2.

11.          Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period. By signing this Agreement, you agree and certify that (i) you have carefully read and fully understand all of the provisions of this Agreement, (ii) you understand and agree that you are and have been allowed a reasonable period of time (up to 21 days) from receipt of this Agreement to consider the terms hereof before signing it; (ii) you have been encouraged and you are advised in writing, by this Agreement, to consider the terms of this Agreement and consult with an attorney of your choice before signing this Agreement and you have done so, or chosen not to do so of your own accord; and (iii) you agree to the terms of this Agreement knowingly, voluntarily, and without intimidation, coercion, or pressure, and intend to be legally bound by this Agreement.

12.          Revocation Period. You may revoke this Agreement within the seven (7) day period following its execution by you. Any revocation must be submitted, in writing, to Alberto Hernandez and must state, “I hereby revoke my acceptance of my Agreement.” If the last day of either revocation period is a Saturday, Sunday or legal holiday recognized by the State of Florida, then such revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. You acknowledge and agree that the general release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.), as amended by the Older Workers’ Benefit Protection Act, and that this waiver is knowing and voluntary. You further acknowledge that you have been advised in writing by this Agreement that you have at least seven (7) days following the execution of this Agreement to revoke this Agreement and that this Agreement shall not become effective until the revocation period has expired.

13.          Entire Agreement; Termination/Survival of Prior Agreements; Modifications. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior negotiations regarding any salary, severance, wages (including overtime), equity or other incentives, awards, bonuses, benefits (including, without limitation, health, dental, paid time off/vacation, reimbursement of expenses or otherwise but not any statutory claim under COBRA) or other compensation of any kind are merged into this Agreement. The parties agree that, except for this Agreement, any and all contracts, agreements and/or other arrangements that may be in place between you and/or your affiliates and the Company and/or any of its affiliates (including, without limitation, your Employment Agreement and all rights with respect to the equity or other securities of the Company and/or any of its affiliates), and all of the respective rights and obligations thereunder, are hereby terminated and of no further force or effect; provided, however, that the Company and you agree that (i) as of the date hereof, you own a total of Eighty Four Thousand, One Hundred and Thirteen (84,113) shares of the NETE common stock, and (ii) the following shall survive and continue in full force and effect: (A) the rights and obligations of the Company and you under Sections 9(a) (including your rights to indemnification thereunder), 9(b), 9(f), 9(h), and 9(i) of your Employment Agreement, (B) all rights and obligations under that certain letter agreement, dated September 27, 2012, by and between you and Cazador Acquisition Corporation Ltd., relating to your rights and obligations as an "affiliate" of the Company in connection with the 2012 merger of the Company, and (C) all rights and obligations in connection with that certain Amendment by and between the Company, Denise Muyco and StratusCore, Inc., dated August 9, 2011. This Agreement may not be modified except as may be set forth in writing and executed by the parties hereto. The parties acknowledge that there are no other promises, agreements, condition, undertakings, warranties, or representation, oral or written, express or implied, between them other than as set forth herein.

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14.          Governing Law and Venue. This Agreement shall be construed, enforced and interpreted in accordance with the laws of the State of Florida and venue for any action to enforce or construe the Agreement shall be in Miami-Dade County, Florida. Should any action be brought by either party regarding this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs, including any fees and costs of appeal.

15.          Enforceability. If one or more paragraph(s) of this Agreement shall be ruled unenforceable, either party may elect to enforce the remainder of the Agreement. This Agreement may be executed in two or more counterparts, and delivered by facsimile, e-mail (in PDF format) or other similar means of electronic transmission, each of which will take effect as an original and all of which shall evidence one and the same agreement.

After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing it in the presence of a witness. The witness should also date and sign in the spaces provided for the witness. Please then return one executed copy of this Agreement and keep a copy for your records.

[Signatures are on next page.]

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Sincerely,

Net Element International, Inc., a Delaware corporation

By:	/s/ Alberto Herndandez
Name:	Alberto Hernandez
Title:	Chief Operating Officer

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I acknowledge and agree that I have read this Separation Agreement and General Release carefully. I understand all of its terms. In signing this Separation Agreement and General Release I have not relied on any statements or explanations except as specifically set forth in this Separation Agreement and General Release. I have had adequate time to consider whether to sign this Separation Agreement and General Release and am voluntarily and knowingly releasing my claims against the Released Parties (as defined in paragraph 3 of this Separation Agreement and General Release) as set forth herein. I intend this Separation Agreement and General Release to be legally binding.

Date I received this Separation Agreement and General Release: November 16, 2012

Accepted this 16th day of November 2012.

Employee:	/s/ Richard Lappenbusch
Richard Lappenbusch

Witness:	/s/ Denise Muyco

(Print Name):	Denise Muyco

Date:	11/16/2012

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